Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2020 Operating Results
SAN FRANCISCO, April 28, 2020 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the first quarter of 2020. The Bank incurred a net loss of $8 million for the first quarter of 2020, compared with net income of $104 million for the first quarter of 2019.
The $112 million decrease in net income/(loss) relative to the prior-year period primarily reflected a $95 million decrease in net interest income, from $144 million for the first quarter of 2019 to $49 million for the first quarter of 2020. As a result of the global COVID-19 pandemic, conditions in the financial markets deteriorated significantly beginning in late February and into March 2020, causing significant disruption to the availability of funds in the credit markets and resulting in adverse changes in interest rates, credit spreads, and asset prices. The decrease in net interest income, driven both by lower interest rates and by increases in credit spreads, was primarily attributable to an increase of $43 million in net fair value losses on designated fair value hedges, from $10 million for the first quarter of 2019 to $53 million for the first quarter of 2020. The decrease in net interest income also reflected a retrospective adjustment of the effective yields on mortgage loans of $15 million, driven by faster projected prepayments because of lower mortgage rates. Finally, the decrease in net income/(loss) also reflected a provision for current expected credit losses of $39 million for the first quarter of 2020 associated with certain private-label residential mortgage-backed securities classified as available-for-sale (AFS), primarily resulting from a significant decline in fair values.
The decrease in net interest income was partially offset by a decline in Affordable Housing Program (AHP) assessments. Because of the net loss in the first quarter of 2020, the Bank recorded no AHP assessment for the quarter. In the first quarter of 2019, the AHP assessment was $12 million.
Total assets increased $18.1 billion during the first three months of 2020, to $124.9 billion at March 31, 2020, from $106.8 billion at December 31, 2019. Total advances increased $12.5 billion, to $77.9 billion at March 31, 2020, from $65.4 billion at December 31, 2019. During March 2020, the Bank experienced increased demand for advances to support its members' liquidity needs in response to the pandemic and maintained its liquidity investments in compliance with Finance Agency guidance. As interest rates declined significantly during the quarter, investor demand for high credit quality, fixed income investments, including the Bank’s consolidated obligations, increased, and the Bank continued to meet its funding needs during this time. Investments increased $5.4 billion, to $43.0 billion at March 31, 2020, from $37.6 billion at December 31, 2019. The increase in investments primarily reflected an increase of $6.5 billion in Federal funds sold, an increase of $2.6 billion in trading securities, and an increase of $1.3 billion in interest-bearing deposits, partially offset by a decrease of $5.0 billion in securities purchased under agreements to resell.
Accumulated other comprehensive income/(loss) decreased by $502 million during the first three months of 2020, to accumulated other comprehensive loss of $228 million at March 31, 2020, from accumulated other comprehensive income of $274 million at December 31, 2019, primarily as a result of lower fair values of mortgage-backed securities classified as AFS.
As of March 31, 2020, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 5.4%, exceeding the 4.0% requirement. The Bank had $6.7 billion in permanent capital, exceeding its risk-based capital requirement of $1.4 billion. Total retained earnings as of March 31, 2020, were $3.4 billion.
On April 27, 2020, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the first quarter of 2020 at an annualized rate of 5.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7%

annualized. The quarterly dividend will total $39 million, including $2 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2020. The Bank expects to pay the dividend on May 14, 2020. As a result of the COVID-19 pandemic and the measures taken to contain the spread of the virus, U.S. and global economies face great challenges and ongoing uncertainty. To preserve capital in this uncertain environment, the Bank’s Board of Directors has decided to pay a quarterly dividend rate at the low end of the range stated in the Bank's dividend philosophy.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2020	Dec. 31, 2019
Total Assets	$124,870	$106,842
Advances	77,872	65,374
Mortgage Loans Held for Portfolio, Net	3,239	3,314
Investments[1]	43,016	37,637
Consolidated Obligations:
Bonds	77,937	71,372
Discount Notes	39,102	27,376
Mandatorily Redeemable Capital Stock	83	138
Capital Stock - Class B – Putable	3,231	3,000
Unrestricted Retained Earnings	2,691	2,754
Restricted Retained Earnings	713	713
Accumulated Other Comprehensive Income/(Loss)	(228)	274
Total Capital	6,407	6,741

Selected Other Data at Period End	Mar. 31, 2020	Dec. 31, 2019
Regulatory Capital Ratio[2]	5.38%	6.18%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2020	Mar. 31, 2019
Net Interest Income	$49	$144
Provision for/(Reversal of) Credit Losses	39	—
Other Income/(Loss)	18	15
Other Expense	36	43
Affordable Housing Program Assessment	—	12
Net Income/(Loss)	($8)	$104

	Three Months Ended
Selected Other Data for the Period	Mar. 31, 2020	Mar. 31, 2019
Net Interest Margin[3]	0.18%	0.52%
Operating Expenses as a Percent of Average Assets	0.12	0.12
Return on Average Assets	(0.03)	0.37
Return on Average Equity	(0.46)	6.34
Annualized Dividend Rate[4]	7.00	7.00
Average Equity to Average Assets Ratio	6.09	5.87

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2020, was $6.7 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and allowance for credit losses. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com